Exhibit 107

CALCULATION OF FILING FEE TABLES

SCHEDULE 14A

(Form Type)

Takung Art Co., Ltd

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$28,798,322.2	0.0001102	$3,173.58
Fees Previously Paid	—		—
Total Transaction Valuation	$28,798,322.2
Total Fees Due for Filing			$3,173.58
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$3,173.58

●	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of Takung Art Co., Ltd.

●	Aggregate number of securities to which transaction applies:
34,991,886 shares of Common Stock, par value $0.001 per share, of Takung Art Co., Ltd.

●	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
Estimated solely for purposes of calculation of the registration fee in accordance with Exchange Act Rule 0-11 based upon the product of: (i) 34,991,886 the maximum number of shares of common stock of Takung Art Co., Ltd, a Delaware corporation that may be exchanged in the merger as of November 2, 2022, multiplied by (ii) $0.823, the the closing price for shares of Takung Art Co., Ltd’s common stock as reported on the NYSE MKT on November 1, 2022.

Table 2: Fee Offset Claims and Sources

N/A